Exhibit 99.1
Inari Medical Closes Acquisition of LimFlow

IRVINE, Calif., November 15, 2023 (GLOBE NEWSWIRE) -- Inari Medical, Inc. (NASDAQ: NARI) (“Inari”), a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases, today announced the close of its acquisition of LimFlow S.A., a privately-held pioneer in limb salvage for patients with chronic limb-threatening ischemia (CLTI).

“The close of the LimFlow acquisition allows us to begin to integrate this exciting technology that is offering new hope to patients suffering from CLTI,” said Drew Hykes, CEO of Inari. “LimFlow addresses one of the most significant unmet needs in all of vascular medicine, is closely aligned with our mission and adds another highly differentiated growth platform into our portfolio.”

On November 1, Inari announced a definitive agreement to acquire LimFlow, S.A. for a total upfront consideration of $250 million paid in cash upon closing. Contingent consideration of up to $165 million in additional cash payments are subject to the achievement of certain commercial and reimbursement milestones and will be paid out between 2025 and 2027. Inari funded the acquisition at close from existing cash resources.

About Inari Medical, Inc.
Patients first. No small plans. Take care of each other. These are the guiding principles that form the ethos of Inari Medical. We are committed to improving lives in extraordinary ways by creating innovative solutions for both unmet and underrecognized health needs. In addition to our purpose-built products, we leverage our capabilities in education, clinical research, and program development to improve patient outcomes. We are passionate about our mission to establish our treatments as the standard of care for venous thromboembolism and beyond. We are just getting started.

Forward Looking Statements Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, among others, potential strategic benefits of the LimFlow acquisition, and are based on Inari’s current expectations, forecasts, and assumptions, are subject to inherent uncertainties, risks and assumptions that are difficult to predict, and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the period ended December 31, 2022, and in its other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:
John Hsu, CFA
VP, Investor Relations
949-658-3889
IR@inarimedical.com